Exhibit 99.A


                                    EXHIBIT A

           Cover Letter to Offer to Purchase and Letter of Transmittal

                       [Whistler Fund, L.L.C. Letterhead]

       IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS
                  AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
             THIS IS SOLELY NOTIFICATION OF THE FUND'S TENDER OFFER.

May 2, 2002

Dear Whistler Fund, L.L.C. Member:

                  As described in the 2001 year end letter, we are writing to inform you of important dates relating to a tender offer by Whistler Fund, L.L.C. (the "Fund"). If you are not interested in redeeming your limited liability company interests in the Fund ("Interests") at this time, please disregard this notice and take no action.

                  The tender offer period will begin on May 2, 2002 and end at 12:00 midnight New York time on May 31, 2002. The purpose of the tender offer is to provide liquidity to members of the Fund who hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

                  Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope no later than May 31, 2002. If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

                  All tenders of Interests must be received by the Fund's Administrator, PFPC Inc., either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by May 31, 2002.

                  If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your Account Executive or Karl Garrett at our Administrator at (888) 697-9661 or (866) 306-0232.

Sincerely,

Whistler Fund, L.L.C.






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